SIXTH AMENDMENT TO THE

PENN CAPITAL FUNDS TRUST FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT effective as of the last date in the signature block, to the Fund Administration Servicing Agreement, dated as of October 22, 2015 as amended (the “Agreement”), is entered into by and between PENN CAPITAL FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a/U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to correct the annual base fee of the fee schedule in Exhibit C; and

WHEREAS, the parties desire to amend the term within Section 11 of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Effective July 1, 2022, Exhibit C is hereby superseded and replaced with Exhibit C attached hereto.

2.	Effective July 1, 2022, Section 11 of the Agreement is hereby superseded and replaced with the following:

This Agreement shall become effective as of the date first written above and continue in effect for a period of four (4) years, thereafter, continuing in effect for four (4) year terms. This Agreement may be terminated by either party upon giving 60 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party specifying in reasonable detail the nature of such breach. In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for USBFS, or any of its affiliates, by an appropriate regulatory agency or court of competent jurisdiction. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust and authorized or approved by the Board of Trustees.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date on the signature block.

PENN Capital Funds Trust		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ James G. Shaw	By:	/s/ Gregory Farley
Name:	James Shaw	Name:	Gregory Farley
Title:	CFO/Treasurer & Secretary	Title:	Senior Vice President
Date:	7/1/2022	Date:	7/1/2022

Exhibit C to the Fund Administration Servicing Agreement - PENN Capital Funds Trust

FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE AND CCO SUPPORT SERVICES FEE SCHEDULE AT July 2022

Annual Fee Based Upon Average Net Assets on the Fund Complex

[  ] basis points on the first $[  ]

[  ] basis points on the next $[  ]

[  ] basis points on the next $[  ]

[  ] basis points on the balance

Complex Minimum $[  ] (Annual minimum fee based on [  ] funds in the fund complex. Complex minimum will adjust by $[  ] for each fund open or closed.)

Services Included in Annual Fee on Complex

●	Daily Performance Reporting - Daily pre and post-tax fund and/or sub-advisor performance reporting.

●	Advisor Information Source - On-line access to portfolio management and compliance information.

●	Fund Services Legal Administration (e.g., registration statement update)

●	Section 15(c) reporting

●	Electronic Board book portal (BookMark)

Data Services

Pricing Services

■	$[ ] – Domestic Equities, Options, ADRs, Foreign Equities

■	$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Futures, Options on Futures, Forwards, Currency Rates, Mortgage Backed

■	$[ ] – CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

■	$[ ] – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

■	$[ ] – Bank Loans

■	$[ ] – Swaptions

■	$[ ] – Credit Default Swaps

■	$[ ] per Month Manual Security Pricing (>[ ] per day)

Fair Value Services (Charged at the Complex Level)

■	$[ ] per security on the First [ ] Securities

■	$[ ] per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

■	$[ ] per Foreign Equity Security per Month

■	$[ ] per Domestic Equity Security per Month

Factor Services (security paydown factor data)

■	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

■	$[ ] per security per month for fund administrative

Exhibit B (continued) to the Fund Administration Servicing Agreement - PENN Capital Funds Trust

SEC Modernization Requirements

■	Form N-PORT – $[ ] per year, per Fund

■	Form N-CEN – $[ ] per year, per Fund

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

4